Exhibit 99.1

red violet Reports Third Quarter 2026 Financial Results

Revenue Increases 20% to a Record $27.8 Million Producing a Record $12.7 Million in Cash Flow from Operations

BOCA RATON, Fla. – November 4, 2026 – Red Violet, Inc. (NASDAQ: RDVT), a leading identity intelligence and analytics company, today announced financial results for the quarter ended September 30, 2026.

“red violet delivered another record revenue quarter, surpassing $100 million in trailing twelve-month revenue for the first time, and generating record operating cash flow,” stated Derek Dubner, red violet’s CEO. “The continued expansion of digital interactions, coupled with increasingly sophisticated AI-driven fraud, is fueling demand for identity resolution, fraud prevention, and compliance solutions. Our proprietary platform and longitudinal identity graph deliver accurate identity intelligence that informs critical decisions and supports customers’ daily workflows. We believe these secular tailwinds, combined with our strengthening competitive advantages, position us to capture a growing share of this expanding market.”

Third Quarter Financial Results

For the three months ended September 30, 2026 as compared to the three months ended September 30, 2025:

•
Total revenue increased 20% to $27.8 million.
•
Gross profit increased 25% to $21.0 million. Gross margin increased to 76% from 73%.
•
Adjusted gross profit increased 22% to $23.7 million. Adjusted gross margin increased to 85% from 84%.
•
Net income increased 29% to $5.4 million, which resulted in earnings of $0.35 per basic and diluted share. Net income margin increased to 20% from 18%.
•
Adjusted EBITDA increased 22% to $11.0 million. Adjusted EBITDA margin increased to 40% from 39%.
•
Adjusted net income increased 23% to $7.3 million, which resulted in adjusted earnings of $0.48 and $0.47 per basic and diluted share, respectively.
•
Net cash provided by operating activities increased 25% to $12.7 million.
•
Cash and cash equivalents, together with investments in U.S. Treasury securities, totaled $165.7 million as of September 30, 2026, with no debt.

Third Quarter and Recent Business Highlights

•
Closed an underwritten public offering of 1,916,667 shares of common stock, including 250,000 shares of common stock sold pursuant to the full exercise of the underwriters’ option, providing net proceeds of $108.7 million, after deducting underwriting discounts and commissions and offering expenses.
•
Added 383 customers to IDI™ during the third quarter, ending the quarter with 11,252 customers.
•
Added 19,688 users to FOREWARN® during the third quarter, ending the quarter with 462,861 users. Over 665 REALTOR® Associations throughout the U.S. are now contracted to use FOREWARN.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30 pm ET to discuss its quarterly results and provide a business update. Please click here to pre-register for the conference call and obtain your dial in number and passcode. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required. Following the completion of the conference call, an archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including identity verification, risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our cloud-native, AI-embedded identity intelligence platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, enhance safety, and mitigate fraud and the related financial losses borne by society. For more information, please visit www.redviolet.com.

Company Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com

Investor Relations Contact:

Steven Hooser
Three Part Advisors
214-872-2710
ir@redviolet.com

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and free cash flow ("FCF"). Adjusted EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, excluding interest income, income tax expense, depreciation and amortization, share-based compensation expense, acquisition-related costs, litigation costs, and write-off of long-lived assets. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, adjusted to exclude share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, acquisition-related costs, litigation costs, and write-off of long-lived assets, and to include the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as gross profit plus depreciation and amortization of certain intangible assets, and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment and capitalized costs included in intangible assets.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether the continued expansion of digital interactions and AI-driven fraud will continue to fuel demand for identity resolution, fraud prevention, and compliance solutions; and whether the Company’s proprietary platform and longitudinal identity graph, combined with its competitive advantages, will enable it to capture a growing share of this expanding market. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2025, filed on March 4, 2026, as may be supplemented or amended by the Company's other filings with the Securities and Exchange Commission (the “SEC”). We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(unaudited)

	September 30, 2026	December 31, 2025
ASSETS:
Current assets:
Cash and cash equivalents	$68,058	$43,557
Short-term investments	36,286	-
Accounts receivable, net of allowance for doubtful accounts of $239 and $231 as of September 30, 2026 and December 31, 2025, respectively	13,626	10,697
Prepaid expenses and other current assets	3,677	2,281
Total current assets	121,647	56,535
Long-term investments	61,320	-
Property and equipment, net	926	882
Intangible assets, net	43,073	39,264
Goodwill	5,227	5,227
Right-of-use assets	2,179	2,570
Deferred tax assets	2,918	6,585
Other noncurrent assets	658	949
Total assets	$237,948	$112,012
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,638	$1,977
Accrued expenses and other current liabilities	2,746	4,469
Current portion of operating lease liabilities	487	396
Deferred revenue	1,634	1,028
Total current liabilities	7,505	7,870
Noncurrent operating lease liabilities	2,080	2,396
Other noncurrent liabilities	796	820
Total liabilities	10,381	11,086
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of September 30, 2026 and December 31, 2025	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 16,050,406 and 14,151,350 shares issued and outstanding, as of September 30, 2026 and December 31, 2025	16	14
Additional paid-in capital	200,826	88,628
Retained earnings	27,077	12,284
Accumulated other comprehensive loss	(352)	-
Total shareholders' equity	227,567	100,926
Total liabilities and shareholders' equity	$237,948	$112,012

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$27,751	$23,083	$80,299	$66,860
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	4,018	3,622	11,655	10,784
Sales and marketing expenses	6,160	5,402	17,768	16,431
General and administrative expenses	8,971	6,777	25,138	20,204
Depreciation and amortization	2,837	2,706	8,434	7,903
Total costs and expenses	21,986	18,507	62,995	55,322
Income from operations	5,765	4,576	17,304	11,538
Interest income	1,069	386	1,807	1,033
Income before income taxes	6,834	4,962	19,111	12,571
Income tax expense	1,389	749	4,318	2,232
Net income	$5,445	$4,213	$14,793	$10,339
Earnings per share:
Basic	$0.35	$0.30	$1.01	$0.74
Diluted	$0.35	$0.29	$0.99	$0.71
Weighted average shares outstanding:
Basic	15,342,614	14,027,994	14,575,079	14,014,993
Diluted	15,754,154	14,618,657	14,914,635	14,567,167

(1) Share-based compensation expense in each category:
Cost of revenue (exclusive of depreciation and amortization)	$15	$-	$44	$-
Sales and marketing expenses	233	206	608	594
General and administrative expenses	1,831	1,500	5,713	4,535
Total	$2,079	$1,706	$6,365	$5,129

RED VIOLET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Nine Months Ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,793	$10,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,434	7,903
Share-based compensation expense	6,365	5,129
Write-off of long-lived assets	12	3
Provision for bad debts	791	408
Noncash lease expenses	391	382
Accretion of discount on investments in U.S. Treasury securities, net	(54)	-
Deferred income tax expense	3,791	2,020
Changes in assets and liabilities:
Accounts receivable	(3,720)	(2,766)
Prepaid expenses and other current assets	(486)	(610)
Other noncurrent assets	291	58
Accounts payable	661	637
Accrued expenses and other current liabilities	(1,757)	(701)
Deferred revenue	606	147
Operating lease liabilities	(225)	(289)
Net cash provided by operating activities	29,893	22,660
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments in U.S. Treasury securities	(98,938)	-
Purchase of property and equipment	(263)	(439)
Capitalized costs included in intangible assets	(10,555)	(7,679)
Net cash used in investing activities	(109,756)	(8,118)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of issuance costs	108,705	-
Taxes paid related to net share settlement of vesting of restricted stock units	(1,219)	(860)
Repurchases of common stock	(3,122)	(653)
Dividend payable	-	(4,181)
Net cash provided by (used in) financing activities	104,364	(5,694)
Net increase in cash and cash equivalents	$24,501	$8,848
Cash and cash equivalents at beginning of period	43,557	36,504
Cash and cash equivalents at end of period	$68,058	$45,352
SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$570	$683
Share-based compensation capitalized in intangible assets	$1,471	$1,146
Retirement of treasury stock	$4,341	$1,513
Right-of-use assets obtained in exchange of operating lease liabilities	$-	$1,153

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF. Adjusted EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, excluding interest income, income tax expense, depreciation and amortization, share-based compensation expense, acquisition-related costs, litigation costs, and write-off of long-lived assets. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, adjusted to exclude share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, acquisition-related costs, litigation costs, and write-off of long-lived assets, and to include the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as gross profit plus depreciation and amortization of certain intangible assets, and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment, and capitalized costs included in intangible assets.

The following is a reconciliation of net income, the most directly comparable US GAAP financial measure, to adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2026	2025	2026	2025
Net income	$5,445	$4,213	$14,793	$10,339
Interest income	(1,069)	(386)	(1,807)	(1,033)
Income tax expense	1,389	749	4,318	2,232
Depreciation and amortization	2,837	2,706	8,434	7,903
Share-based compensation expense	2,079	1,706	6,365	5,129
Acquisition-related costs	225	(12)	533	358
Litigation costs	84	60	269	73
Write-off of long-lived assets	11	-	12	3
Adjusted EBITDA	$11,001	$9,036	$32,917	$25,004
Revenue	$27,751	$23,083	$80,299	$66,860

Net income margin	20%	18%	18%	15%
Adjusted EBITDA margin	40%	39%	41%	37%

The following is a reconciliation of net income, the most directly comparable US GAAP financial measure, to adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except share data)	2026	2025	2026	2025
Net income	$5,445	$4,213	$14,793	$10,339
Share-based compensation expense	2,079	1,706	6,365	5,129
Amortization of share-based compensation capitalized in intangible assets	411	413	1,231	1,235
Acquisition-related costs	225	(12)	533	358
Litigation costs	84	60	269	73
Write-off of long-lived assets	11	-	12	3
Tax effect of adjustments(1)	(915)	(423)	(2,098)	(1,529)
Adjusted net income	$7,340	$5,957	$21,105	$15,608
Earnings per share:
Basic	$0.35	$0.30	$1.01	$0.74
Diluted	$0.35	$0.29	$0.99	$0.71
Adjusted earnings per share:
Basic	$0.48	$0.42	$1.45	$1.11
Diluted	$0.47	$0.41	$1.42	$1.07
Weighted average shares outstanding:
Basic	15,342,614	14,027,994	14,575,079	14,014,993
Diluted	15,754,154	14,618,657	14,914,635	14,567,167

(1)
The tax effect of adjustments is calculated using the expected combined federal and state statutory tax rate, which was approximately 26.00% for the three and nine months ended September 30, 2026 and 2025. The resulting tax effect may differ from applying such rate to total adjustments due to the tax treatment of certain items. Beginning with our Annual Report on Form 10-K for the year ended December 31, 2025, we updated the methodology for determining the income tax effects of adjustments in calculating non-GAAP adjusted net income. Prior-period amounts have been revised to conform to the current methodology and presentation. These revisions did not affect our previously reported GAAP financial statements.

The following is a reconciliation of gross profit, the most directly comparable US GAAP financial measure, to adjusted gross profit:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2026	2025	2026	2025
Revenue	$27,751	$23,083	$80,299	$66,860
Cost of revenue (exclusive of depreciation and amortization)	(4,018)	(3,622)	(11,655)	(10,784)
Depreciation and amortization related to cost of revenue	(2,765)	(2,651)	(8,227)	(7,746)
Gross profit	20,968	16,810	60,417	48,330
Depreciation and amortization of certain intangible assets(1)	2,702	2,615	8,080	7,627
Adjusted gross profit	$23,670	$19,425	$68,497	$55,957

Gross margin	76%	73%	75%	72%
Adjusted gross margin	85%	84%	85%	84%

(1)
Depreciation and amortization of certain intangible assets primarily consists of the amortization of capitalized internal-use software development costs, which are included within intangible assets and amortized over their estimated useful lives.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable US GAAP financial measure, to FCF:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2026	2025	2026	2025
Net cash provided by operating activities	$12,671	$10,172	$29,893	$22,660
Less:
Purchase of property and equipment	(95)	(187)	(263)	(439)
Capitalized costs included in intangible assets	(3,752)	(2,695)	(10,555)	(7,679)
Free cash flow	$8,824	$7,290	$19,075	$14,542

In order to assist readers of our condensed consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF as supplemental measures of our operating performance and liquidity. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are relevant and provide useful information frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, share-based compensation expense, and the impact of other items not indicative of our ongoing operating performance. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of revenue. We believe adjusted net income provides additional means of evaluating period-over-period operating performance by eliminating certain non-cash expenses and other items that might otherwise make comparisons of our ongoing business with prior periods more difficult and obscure trends in ongoing operations. Adjusted net income is a non-GAAP financial measure equal to net income, adjusted to exclude share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, and other items not indicative of our ongoing operating performance, and to include the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of certain assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. We define adjusted gross profit as gross profit plus depreciation and amortization of certain intangible assets. We believe adjusted gross profit provides useful information to our investors by eliminating the impact of certain non-cash depreciation and amortization, and primarily the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue. We believe FCF is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business. FCF is a measure used by management to understand and evaluate the business’s operating performance and trends over time. FCF is calculated by using net cash provided by operating activities, less purchase of property and equipment and capitalized costs included in intangible assets.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with US GAAP. In addition, FCF is not intended to represent our residual cash flow available for discretionary expenses and is not necessarily a measure of our ability to fund our cash needs. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts. We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26
Customer metrics
IDI - billable customers(1)	8,926	9,241	9,549	9,853	10,022	10,422	10,869	11,252
FOREWARN - users(2)	303,418	325,336	346,671	372,209	390,018	417,680	443,173	462,861
Revenue metrics
Contractual revenue %(3)	77%	74%	77%	75%	77%	75%	77%	78%
Gross revenue retention %(4)	96%	96%	97%	96%	95%	95%	95%	96%
Other metrics
Employees - sales and marketing	95	90	92	105	99	104	104	108
Employees - support	11	11	11	11	12	13	13	13
Employees - infrastructure	28	29	29	32	37	36	35	39
Employees - engineering	57	62	63	66	73	77	79	89
Employees - administration	25	24	28	28	29	30	30	29

(1) We define a billable customer of IDI as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions; however, we count the entire organization as a discrete customer.

(2) We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.

(3) Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4) Gross revenue retention is defined as the revenue retained from existing customers, net of reinstated revenue, and excluding expansion revenue. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Gross revenue retention percentage is calculated on a trailing twelve-month basis. The numerator of which is revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period, with the quotient subtracted from one. Our gross revenue retention calculation excludes revenue from idiVERIFIED, which is purely transactional and currently represents less than 3% of total revenue.